Media Contact:	Investor Contact:
Greg Berardi Blue Marlin Partners 415-239-7826 greg@bluemarlinpartners.com	Dan Rumsey Chief Restructuring Officer 408-943-4200 dan.rumsey@p-com.com

P-COM REPORTS HIGHER REVENUE
IN THE SECOND QUARTER OF 2005

The Company Substantially Decreases
Net Loss Compared to First Quarter 2005

San Jose, CA (August 12, 2005) – P-Com, Inc. (OTC Bulletin Board: PCMC), a worldwide provider of licensed exempt, highly secure and reliable wireless mesh routers to enterprises, government agencies, carriers, systems integrators and value added resellers, today reported results for the second quarter of 2005.

Total revenue in the second quarter of 2005 was $4.3 million, up approximately 70% from the $2.5 million reported in the first quarter of 2005. Revenue in the second quarter benefited from the sale of certain discontinued licensed products, which contributed approximately $918,000 in revenue during the quarter. Revenue attributable to P-Com’s unlicensed product line, including P-Com’s SPEEDLAN family of products, was $1,166,000. Sales of SPEEDLAN products in the second quarter increased sequentially for the first time in five quarters.

Gross margins in the second quarter were 31%, compared to negative gross margins in the first quarter of 2005, when the company’s results were impacted by the costs of restructuring and the sale of unprofitable product lines that have since been discontinued.

Excluding restructuring costs, operating expenses in the second quarter were $2,571,000, compared to $3,356,000 million in the first quarter of 2005. Additional reductions are anticipated in the third quarter of 2005.

The company reported a net loss of $2,070,000, or $0.17 per share, in the quarter ending June 30, 2005. This compares to a net loss of over $9,378,000, or $0.79 per share, in the first quarter of 2005. Cash used in operating activities was $1.8 million in the second quarter of 2005, a reduction of approximately $900,000, as compared to $2.7 million used in the first quarter of 2005.

“We’re pleased with our second quarter results and the progress of our restructuring initiatives,” said Dan Rumsey, Chief Restructuring Officer of P-Com. “We currently anticipate that third quarter revenue will exceed $3.0 million, with improvement in gross margins, and EBITDA relative to the results achieved in the second quarter. The decrease in revenue anticipated in the third quarter results from the planned decrease in sales related to the company’s discontinued licensed products. Although we are continuing to substantially reduce our costs, we are still making appropriate investments in fast-growing markets where our products are well regarded. We strongly believe that our product strategy, combined with increasing demand for security and other high-capacity applications, will continue to drive sales of our SPEEDLAN family of products, which are anticipated to grow significantly during the third and fourth quarters.

About P-Com, Inc.
P-Com, Inc. develops, manufactures, and markets highly secure and reliable wireless mesh routers to the licensed exempt telecommunications market worldwide. The company’s wireless mesh routers are designed to combine high performance, multiple operating frequencies and hardware AES encryption to provide networking professionals the most flexible, scalable and robust mesh routers for integrated network requirements of Internet access and private networks including security and surveillance requirements. Cellular and personal communications service (PCS) providers utilize the company’s repair and maintenance business for a full range of services required to support technical issues associated with the installation, maintenance and operation of refurbished legacy P-Com licensed products. For more information visit http://www.p-com.com or call 408-943-4200.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for P-Com’s markets and the demand for its products. Factors that could cause P-Com’s actual results to differ materially from these forward-looking statements include the Company’s ability to achieve positive cash flow; the Company’s deteriorating cash position and its need to raise additional capital, and whether that capital is available on acceptable terms, if at all; the continued intense competition from leading telecommunications equipment and technology suppliers resulting in lower average selling prices; fluctuations in customer demand; reliance upon subcontractors; the timing of new technology and product introductions; and the risk of early obsolescence; and the Company’s dependence on the sale of refurbished licensed radio products. Please refer to our reports and filings with the Securities and Exchange Commission, including our reports on Form 10-K, 10-Q and 8-K, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

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